Exhibit 99.1

LAUREATE EDUCATION REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

BALTIMORE, MARYLAND - May 9, 2018 - Laureate Education, Inc. (NASDAQ: LAUR), the global leader in higher education, today announced financial results for the first quarter 2018.

First Quarter 2018 Highlights (compared to first quarter 2017):

•                  New enrollments increased 8% on an organic basis (excluding divestitures); adjusted for timing of the intake, organic new enrollments increased 5%.

•                  Total enrollments increased 2% on an organic basis (excluding divestitures).

•                  Revenue increased by $29.4 million to $885.3 million; up 3% on an organic constant currency basis.(1)

•                  Operating loss, in a seasonally low quarter, decreased by $35.4 million to $27.5 million.

•                  Net income for the quarter was $171.5 million, which included a $298.0 million gain related to the completion of the previously announced sales of our Cyprus, Italy and China institutions during the quarter, as compared to a net loss of $120.4 million in the first quarter of 2017.

•                  Adjusted EBITDA decreased by $1.1 million to $47.5 million; up 16% on an organic constant currency basis in part due to timing impacts.

“I’m pleased to report that 2018 is off to a strong start,” said Eilif Serck-Hanssen, Chief Executive Officer. “Our first quarter results were ahead of guidance and new enrollment growth was robust, increasing 5% for the cycle. We continue to make good progress on all our key strategic initiatives, including simplifying the business while strengthening our balance sheet and improving free cash flow generation. We are well positioned to deliver on our commitment for a strong 2018.”

First Quarter 2018 Results

New enrollments for the first quarter of 2018, excluding divestitures, increased 8% compared to our new enrollment activity for first quarter of 2017. Adjusted for timing of the intake (i.e. through April 30, 2018) compared to the prior year, new enrollment growth was 5%, which was in-line with expectations. New enrollment performance reflects strong growth in Brazil, which was up 12%, led by 80% growth in new enrollments in Distance Learning in that segment. Andean & Iberian grew new enrollments 2%, and in the EMEAA segment our Australia business is scaling nicely, with enrollments increasing 15% as compared to the intake period in the prior year. Online & Partnerships new enrollments were down slightly for the intake period, with Walden returning to growth and our partnership business still executing on a planned transition away from lower revenue and margin producing students. Total enrollments at March 31, 2018 increased 2% compared to March 31, 2017 on an organic basis.

For the first quarter of 2018, revenue was $885.3 million, an increase of $29.4 million compared to the first quarter of 2017. Operating loss decreased $35.4 million compared to the first quarter of 2017. Net income was $171.5 million, which included a $298.0 million gain related to the sale of the Cyprus, Italy and China institutions, compared to a net loss of $120.4 million in the first quarter of prior year. Diluted earnings per share was $0.59 for the first quarter of 2018.

Adjusted EBITDA was $47.5 million in the first quarter of 2018, a 2% decrease compared to the first quarter of 2017. On an organic constant currency basis, revenue increased 3% and Adjusted EBITDA increased 16% compared to the first quarter of 2017.

(1) Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Balance Sheet and Capital Structure

Laureate ended the first quarter of 2018 with $479.0 million of cash on hand and $798.5 million in total liquidity, including our undrawn revolver capacity.

On February 1, 2018, we completed an amendment of our Senior Secured Credit Facility that effectively reduced the current interest rate margin applicable to the term loans outstanding under the Senior Secured Credit Facility (the 2024 Term Loan) by 100 basis points. In connection with this amendment, we repaid $350.0 million of the principal balance of the 2024 Term Loan using the proceeds from the sale of our Cyprus and Italy operations, along with borrowings on our revolving credit facility that were subsequently repaid with the China sale proceeds. As a result of the $350.0 million repayment, there will be no further quarterly principal payments required with respect to the 2024 Term Loan and the remaining balance will be due at maturity.

Series A Convertible Redeemable Preferred Stock (Series A Preferred Stock)

In December 2016 and January 2017, the Company issued shares of Series A Preferred Stock for total gross proceeds of $400.0 million. The outstanding liquidation value at March 31, 2018 was approximately $420 million as the Company paid in kind certain dividends on the Series A Preferred Stock as provided for in the Certificate of Designations for the Series A Preferred Stock. On April 23, 2018, immediately after the Company’s shelf registration statement on Form S-3 became effective, all of the issued and outstanding shares of the Company’s Series A Preferred Stock were converted into 36.1 million shares of the Company’s Class A common stock, significantly simplifying our capital structure and eliminating the preferred dividend obligation going forward.

Outlook for Fiscal 2018

On March 27, 2018, the Chilean Constitutional Court declared unconstitutional Article 63 of the New Higher Education Law, which would have prohibited for-profit organizations from controlling the boards of universities in Chile. As a result, the Company is updating guidance for full-year 2018 to reflect the fully consolidated impact of its operations in Chile, and to reflect a partial year impact for asset sales which have been announced but not yet closed and recent changes in foreign currency rates.

Based on the current foreign exchange spot rates(2), Laureate currently expects its performance for full-year 2018 to be as follows:

•                  Total enrollments in the range of 1,025,000 to 1,030,000;

•                  Revenues to be in the range of $4,260 to $4,300 million;

•                  Adjusted EBITDA to be in the range of $810 to $820 million;

•                  Capex spending at approximately 7% of revenue;

•                  Cash interest expense of approximately $250 million, reflecting the improvements in our capital structure; and

•                  Free cash flow, defined as operating cash flow less capex, expected to be approximately $100 million for 2018.

(2) Based on actual FX rates for January-April 2018, and current spot FX rates (local currency per US dollar) of MXN 19.02, BRL 3.47, CLP 614.72, PEN 3.27, EUR 0.83 for May - December 2018. FX impact may change based on fluctuations in currency rates in future periods.

An outlook for 2018 net income and a reconciliation of the forward-looking 2018 Adjusted EBITDA outlook to net income are not being provided as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlook and reconciliation.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-888-466-9845 (for U.S.- based callers) or 1-847-619-6751 (for international callers), and request to join the Laureate conference call, conference ID 7375174. Replays of the entire call will be available through May 16, 2018 at 1-888-843-7419 (for U.S.- based callers) and at 1-630-652-3042 (for international callers), conference ID 7375174. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s web site at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA, capital expenditures, cash interest expense, free cash flows and reported earnings per share) and all statements we make relating to net debt leverage and the expansion of our EiP initiative, are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on March 20, 2018, our Quarterly Report on Form 10-Q filed with the SEC on May 9, 2018 and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate has provided a non-GAAP measurement of Adjusted EBITDA. We have included Adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Adjusted EBITDA is reconciled from the respective measures under GAAP in the attached table “Non-GAAP Reconciliations.”

About Laureate Education, Inc.

Laureate Education, Inc. is the largest global network of degree-granting higher education institutions, with more than one million students enrolled at 60 institutions in nearly 20 countries at campuses and online. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
			Change		As of	As of	Change
	1Q 2018	1Q 2017	Total	Organic	3/31/2018	3/31/2017	Total	Organic

Brazil	86,700	82,900	5%	5%	291,700	283,900	3%	3%
Mexico	28,300	28,100	1%	1%	198,900	200,200	(1)%	(1)%
Andean & Iberian	92,200	76,500	21%	21%	349,100	332,600	5%	5%
Central America & U.S. Campuses	18,400	18,600	(1)%	(1)%	77,300	76,500	1%	1%
EMEAA (1)	10,900	11,800	(8)%	(5)%	87,400	124,900	(30)%	—%
Online & Partnerships	9,000	9,100	(1)%	(1)%	62,300	67,000	(7)%	(7)%
Laureate	245,500	227,000	8%	8%	1,066,700	1,085,100	(2)%	2%

Laureate (YTD April) (2)				5%				2%

(1) New enrollments affected by the sale of business units in Cyprus, Italy and China (EMEAA segment) during 2018.

(2) Preliminary close

Consolidated Statements of Operations

	For the three months ended March 31,
IN MILLIONS	2018(3)	2017	Change
Revenues	$885.3	$855.9	$29.4
Costs and expenses:
Direct costs	865.4	853.2	12.2
General and administrative expenses	47.3	65.6	(18.3)
Operating loss	(27.5)	(62.9)	35.4
Interest income	6.1	4.7	1.4
Interest expense	(69.5)	(102.6)	33.1
Loss on debt extinguishment	(7.5)	(1.5)	(6.0)
(Loss) gain on derivatives	(19.3)	12.1	(31.4)
Other income, net	2.4	0.4	2.0
Foreign currency exchange (loss) gain, net	(8.8)	2.3	(11.1)
Gain on sales of subsidiaries, net	298.0	—	298.0
Income (loss) from continuing operations before income taxes	174.1	(147.4)	321.5
Income tax (expense) benefit	(2.5)	27.1	(29.6)
Net income (loss)	171.5	(120.4)	291.9
Net income attributable to noncontrolling interests	(2.7)	(2.5)	(0.2)
Net income (loss) attributable to Laureate Education, Inc.	$168.9	$(122.8)	$291.7

Accretion of Series A convertible redeemable preferred stock and other redeemable noncontrolling interests and equity	$(57.4)	$(38.9)	$(18.5)
Net income (loss) available to common stockholders	$111.5	$(161.7)	$273.2

Basic and diluted earnings (loss) per share:
Basic weighted average shares outstanding	187.8	154.3	33.5
Dilutive weighted average shares outstanding	188.2	154.3	33.9
Basic earnings (loss) per share	$0.59	$(1.05)	$1.64
Diluted earnings (loss) per share	$0.59	$(1.05)	$1.64

(3) Financial results for 2018 as compared to 2017 were affected by the sale of business units in Cyprus, Italy and China (EMEAA segment) during 2018.

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the three months ended March 31,	2018	2017	Reported	Organic Constant Currency(4)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$122.8	$116.8	5%	10%	$6.0	$11.4	$—	$—	$(5.4)
Mexico	155.9	150.9	3%	(4)%	5.0	(6.0)	—	—	11.0
Andean & Iberian	216.2	181.2	19%	9%	35.0	16.4	—	—	18.6
Central America & U.S. Campuses	79.0	76.4	3%	4%	2.6	3.1	—	—	(0.5)
EMEAA	147.0	159.8	(8)%	8%	(12.8)	10.4	—	(29.2)	6.0
Online & Partnerships	168.0	177.1	(5)%	(6)%	(9.1)	(10.5)	—	—	1.4
Corporate & Eliminations	(3.7)	(6.2)	40%	40%	2.5	2.5	—	—	—
Total Revenues	$885.3	$855.9	3%	3%	$29.4	$27.5	$—	$(29.2)	$31.1

Adjusted EBITDA
Brazil	$(26.0)	$(39.1)	34%	31%	$13.1	$12.0	$2.1	$—	$(1.0)
Mexico	30.4	37.9	(20)%	(24)%	(7.5)	(9.0)	(0.1)	—	1.6
Andean & Iberian	(6.9)	(18.5)	63%	54%	11.6	9.9	—	—	1.7
Central America & U.S. Campuses	17.6	17.1	3%	4%	0.5	0.6	—	—	(0.1)
EMEAA	23.3	29.8	(22)%	25%	(6.5)	4.8	—	(10.4)	(0.9)
Online & Partnerships	45.0	54.1	(17)%	(17)%	(9.1)	(9.0)	—	—	(0.1)
Corporate & Eliminations	(35.9)	(32.7)	(10)%	(10)%	(3.2)	(3.2)	—	—	—
Total Adjusted EBITDA	$47.5	$48.6	(2)%	16%	$(1.1)	$6.1	$2.0	$(10.4)	$1.2

(4) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2017 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	March 31, 2018	December 31, 2017	Change
Assets
Cash and cash equivalents	$479.0	$468.7	$10.3
Receivables (current), net	611.5	357.9	253.6
Other current assets	344.7	359.7	(15.0)
Current assets held for sale	58.0	102.6	(44.6)
Property and equipment, net	1,895.4	1,934.9	(39.5)
Goodwill and other intangible assets	3,257.0	3,286.2	(29.2)
Other long-term assets	560.0	489.3	70.7
Long-term assets held for sale	311.2	392.4	(81.2)
Total assets	$7,516.8	$7,391.7	$125.1

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$585.0	$618.4	$(33.4)
Deferred revenue and student deposits	675.5	312.4	363.1
Total long-term debt, including current portion	2,984.0	3,361.3	(377.3)
Total due to shareholders of acquired companies, including current portion	74.9	79.6	(4.7)
Other liabilities	777.5	747.6	29.9
Current and long-term liabilities held for sale	190.2	271.1	(80.9)
Total liabilities	5,287.1	5,390.4	(103.3)
Convertible redeemable preferred stock	447.9	400.3	47.6
Redeemable noncontrolling interests and equity	14.3	13.7	0.6
Total stockholders’ equity	1,767.5	1,587.3	180.2
Total liabilities and stockholders’ equity	$7,516.8	$7,391.7	$125.1

Consolidated Statements of Cash Flows

	For the three months ended March 31,
IN MILLIONS	2018	2017	Change
Cash flows from operating activities
Net income (loss)	$171.5	$(120.4)	$291.9
Depreciation and amortization	67.8	64.5	3.3
(Gain) loss on sales of subsidiaries and disposal of property and equipment, net	(297.5)	0.3	(297.8)
Loss (gain) on derivative instruments	19.1	(12.3)	31.4
Loss on debt extinguishment	7.5	0.5	7.0
Unrealized foreign currency exchange loss	1.1	1.1	—
Income tax receivable/payable, net	(14.8)	(8.9)	(5.9)
Working capital, excluding tax accounts	39.9	(2.5)	42.4
Other non-cash adjustments	(1.8)	41.2	(43.0)
Net cash used in operating activities	(7.1)	(36.4)	29.3
Cash flows from investing activities
Purchase of property and equipment	(44.2)	(37.1)	(7.1)
Expenditures for deferred costs	(3.4)	(3.5)	0.1
Receipts from sales of subsidiaries and property and equipment, net of cash sold	359.5	0.1	359.4
Settlement of derivatives related to sale of subsidiaries	(10.0)	—	(10.0)
Investing other, net	0.8	0.1	0.7
Net cash provided by (used in) investing activities	302.7	(40.5)	343.2
Cash flows from financing activities
Decrease in long-term debt, net	(353.2)	(43.5)	(309.7)
Payments of deferred purchase price for acquisitions	(5.5)	(5.3)	(0.2)
Proceeds from issuance of convertible redeemable preferred stock, net of issuance costs	—	55.3	(55.3)
Payment of dividends on Series A Preferred Stock	(9.7)	—	(9.7)
Proceeds from initial public offering, net of issuance costs	—	456.9	(456.9)
Financing other, net	(0.5)	0.8	(1.3)
Net cash (used in) provided by financing activities	(369.0)	464.1	(833.1)
Effects of exchange rate changes on cash and cash equivalents and restricted cash	20.1	10.6	9.5
Change in cash included in current assets held for sale	23.6	—	23.6
Net change in cash and cash equivalents and restricted cash	(29.7)	397.9	(427.6)
Cash and cash equivalents and restricted cash at beginning of period	693.7	654.3	39.4
Cash and cash equivalents and restricted cash at end of period	$664.0	$1,052.1	$(388.1)

Non-GAAP Reconciliation

	For the three months ended March 31,
IN MILLIONS	2018	2017	Change
Net income (loss)	$171.5	$(120.4)	$291.9
Plus:
Income tax expense (benefit)	2.5	(27.1)	29.6
Income (loss) from continuing operations before income taxes	174.1	(147.4)	321.5
Plus:
Gain on sale of subsidiaries, net	(298.0)	—	(298.0)
Foreign currency exchange loss (gain), net	8.8	(2.3)	11.1
Other income, net	(2.4)	(0.4)	(2.0)
Loss (gain) on derivatives	19.3	(12.1)	31.4
Loss on debt extinguishment	7.5	1.5	6.0
Interest expense	69.5	102.6	(33.1)
Interest income	(6.1)	(4.7)	(1.4)
Operating loss	(27.5)	(62.9)	35.4
Plus:
Depreciation and amortization	67.8	64.5	3.3
EBITDA	40.3	1.6	38.7
Plus:
Share-based compensation expense (5)	(3.8)	22.4	(26.2)
EiP implementation expenses (6)	10.9	24.6	(13.7)
Adjusted EBITDA	$47.5	$48.6	$(1.1)

(5)    Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718.

(6)    EiP implementation expenses are related to our enterprise-wide initiative to optimize and standardize our processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. The first wave of EiP began in 2014 and was substantially completed in 2017, and includes the establishment of regional SSOs around the world, as well as improvements to our system of internal controls over financial reporting. Given the success of the first wave of EiP, we have expanded the initiative into other back- and mid-office areas, as well as certain student-facing activities, in order to generate additional efficiencies and create a more efficient organizational structure. Also included in EiP are certain non-recurring costs incurred in connection with the planned dispositions and the completed dispositions during 2018.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education	Ruder Finn
Esther Benjamin	Maryam Ayromlou
Esther.Benjamin@laureate.net	ayromloum@ruderfinn.com
U.S.: +1 (443) 301 3091	U.S.: +1 (703) 474 5685
Source: Laureate Education, Inc.